Exhibit 99.1

PURE Bioscience Receives Favorable NASDAQ Listing Decision

SAN DIEGO (April 25, 2013) – PURE Bioscience (NASDAQ: PURE), creator of the patented silver dihydrogen citrate (SDC) antimicrobial, today announced that the NASDAQ Listing Qualifications Panel (the “Panel”) has granted the Company’s request for continued listing on The NASDAQ Capital Market pursuant to an extension through June 18, 2013 to evidence compliance with the minimum $2.5 million stockholders’ equity requirement and its ability to sustain compliance with the minimum threshold over the long term.

The determination follows the Company’s hearing before the Panel on April 4, 2013, at which the Panel considered the Company’s plan to regain and sustain compliance with the minimum stockholders’ equity requirement.  While the Company is working diligently to satisfy the terms of the Panel’s decision, there can be no assurance that the Company will be able to timely do so or that the Panel will grant any additional extensions.

About PURE Bioscience, Inc.
PURE Bioscience, Inc. develops and markets technology-based bioscience products that provide solutions to numerous global health challenges, including Staph (MRSA) and Carbapenem-resistant Enterobacteriaceae (CRE)/NDM-1+. PURE’s proprietary high efficacy/low toxicity bioscience technologies, including its silver dihydrogen citrate-based antimicrobials, represent innovative advances in diverse markets and lead today’s global trend toward industry and consumer use of “green” products while providing competitive advantages in efficacy and safety. Patented SDC is an electrolytically generated source of stabilized ionic silver, which formulates well with other compounds. As a platform technology, SDC is distinguished from competitors in the marketplace because of its superior efficacy, reduced toxicity and the inability of bacteria to form a resistance to it. PURE is headquartered in El Cajon, California (San Diego metropolitan area). Additional information on PURE is available at www.purebio.com.

Forward-looking Statements
This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "expect," “intend,” "project” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s cash position and liquidity requirements, the Company’s failure to implement or otherwise achieve the benefits of its proposed initiatives and business plans, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Investor Relations Contact:
Ron Both
Liolios Group, Inc.
Tel 949-574-3860
PURE@liolios.com